Exhibit 99.1

FOR FURTHER INFORMATION:

J. Cameron Coburn	Betty V. Norris
Chairman, President & CEO	SVP & Chief Financial Officer
Tel: 910-509-3901	Tel: 910-509-3914
Email: ccoburn@bankofwilmington.com	Email: bnorris@bankofwilmington.com

Bank of Wilmington Corp. Reports Second Quarter 2006 Results

WILMINGTON, NC – July 31, 2006 —Bank of Wilmington Corporation (NASDAQ: BKWW) reported net income for the second quarter of 2006 of $497,000 compared with $383,000 for the second quarter of 2005, an increase of 29.8 percent. Diluted earnings per share were $0.13 compared with $0.10 for the prior-year second quarter, an increase of 30.0 percent. Performance reflects a continuation of strong loan growth and sound asset quality, tempered by recent expansion-related spending.

For the first six months of 2006, the Company reported net income of $1.1 million, compared with $624,000 for the same period in 2005, an increase of $452,000, or 72.4%. Diluted earnings per share were $0.29 for the 2006 year-to-date period compared with $0.17 for the prior-year period, an increase of 70.6%.

Cameron Coburn, Chairman, President and CEO, commented, “Our year-to-date performance reflects a more sustainable level from the rapid loan growth experienced in 2005, but still provides significant lending opportunities. Second quarter loan growth improved over the more moderate first quarter. We anticipate that lower cost transaction accounts will grow as our branch network expands and matures, helping us to offset the impact of our rising cost of funds.”

Total revenue, consisting of net interest income and non-interest income, was $3.5 million for the second quarter, an increase of 44.6 percent over the $2.4 million reported for the prior-year period. Net interest income for the current quarter increased 45.4 percent over 2005 to $3.2 million, reflecting a 52.8 percent growth in average earning assets partially offset by a 17 basis point decline in the net interest margin to 3.42 percent. Net interest margin declined seven basis points from the 3.49 percent reported for the first quarter of 2006.

Non-interest income was $337,000 for the second quarter of 2006 compared with $246,000 for the 2005 second quarter, an increase of $91,000 or 37.0 percent, due to the collection this quarter of approximately $91,000 of expenses associated with a loan charged off in 2003.

Non-interest expense increased $846,000, or 58.0 percent, to $2.3 million this quarter, from $1.5 million for the 2005 quarter. Salaries and benefits were $1.2 million, up $512,000 or 71.3 percent from a year ago, reflecting the addition of 21 full-time equivalent employees, as well as newly-added 2006 costs associated with the expensing of stock options and the supplemental retirement program implemented in the third quarter of 2005. Occupancy and equipment expense grew $145,000, or 63.3 percent. Other expense was $701,000 for the 2006 quarter, up $189,000, or 36.9 percent, from last year’s second quarter, reflecting higher costs of regulation and expenses associated with the holding company. The efficiency ratio increased to 65.73 percent for the 2006 quarter compared with 63.09 for the prior quarter and 60.14 percent for the prior-year second quarter.

According to Mr. Coburn, “Asset quality strengthened further this quarter. There were no charge-offs at all, and we had net recoveries of $75,000, of which $63,000 represents a portion of a loan charged off in the first quarter. Our level of nonperforming assets has remained relatively stable over the past five quarters, but continues to decline as a percentage of our growing portfolio.” For the second quarter of 2006, net recoveries were $75,000, or 0.10 percent of average loans on an annualized basis, compared with net charge-offs of $401,000, or 0.56 percent annualized, for the March 31, 2006 quarter, and net recoveries of $28,000, or 0.05 percent annualized, for the year-ago quarter. Non-performing assets were $920,000, or 0.23 percent of assets at June 30, 2006 compared with $948,000, or 0.25 percent of total assets at March 31, 2006, and $1.0 million, or 0.46 percent, twelve months ago. Loan loss reserves at June 30, 2006 were $3.9 million, or 1.23 percent of total loans compared with 1.17 percent of total loans at March 31, 2006 and 1.30 percent a year ago.

Total assets were $397.3 million at June 30, 2006, an increase of $128.7 million, or 47.9 percent, from twelve months ago. Year-over-year, loans outstanding grew $99.0 million, or 45.8 percent, from $216.1 million a year ago to $315.1 million for the current quarter. While there were increases in virtually every category, construction lending, up $53.1 million or 63.2 percent, commercial real estate, up $19.7 million or 27.3 percent, and 1-4 family mortgages, up $14.9 million or 68.3 percent, accounted for the majority of this growth.

The pace of loan growth increased in the second quarter of this year; loans increased $24.6 million, or 8.5 percent, compared with an increase of $12.1 million, or 4.4 percent, in the first quarter of 2006. Construction lending accounted for $16.6 million of this increase, while commercial real estate lending has slowed.

Loan growth over the past twelve months was funded primarily by a $99.5 million, or 43.3 percent, increase in deposits, to $329.2 million. For the recent quarter, deposits grew $6.6 million, or 2.1 percent. Core deposits, which include retail CDs, grew 2.2 percent. The lowest cost accounts (transaction accounts plus money market and savings) increased by $4.2 million, or 5.4 percent; they now constitute 24.9 percent of the deposit mix compared to 22.5 percent at December 31, 2005, and 27.9 percent a year ago.

Shareholders’ equity at June 30, 2006 was $25.1 million, a twelve-month increase of $1.1 million, or 4.6 percent. The Company’s total risk-based capital ratio at quarter-end was 12.23 percent. Total shares outstanding at June 30, 2006 were 3,586,518.

About the Company

Bank of Wilmington (the “Bank”) was established in 1998 as a local bank, developed and managed by local people committed to improving the quality of life and the quality of the banking experience in the communities it serves. Bank of Wilmington Corporation, the parent company, was formed in June 2005. The Bank’s market area includes the counties of New Hanover, Pender, and Brunswick, serving southeastern North Carolina, through five full-service banking locations: 1117 Military Cutoff Road; 3702 South College Road in the Pine Valley neighborhood; 14572 US Highway 17 in Hampstead; 206 North Topsail Drive in Surf City, and 503 Olde Waterford Way in Leland. The Company’s stock is listed on the Nasdaq Capital Market under the symbol ‘BKWW.’

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; changes in demand for products and services; changes in the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Bank of Wilmington Corporation with the Securities and Exchange Commission. Bank of Wilmington Corporation undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

# # # #

BANK OF WILMINGTON CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year to Date
(dollars in thousands except per share data)	2006 2nd Qtr	2006 1st Qtr	2005 4th Qtr	2005 3rd Qtr	2005 2nd Qtr	2006	2005
EARNINGS
Net interest income	$3,170	3,087	2,797	2,469	2,180	6,256	4,033
Provision for loan and lease losses	$391	293	388	355	392	684	757
NonInterest income	$337	240	292	264	246	578	494
NonInterest expense	$2,305	2,099	1,794	1,735	1,459	4,404	2,852
Net income	$497	579	637	422	383	1,076	624
Basic earnings per share(a)	$0.14	0.16	0.18	0.12	0.11	0.30	0.17
Diluted earnings per share(a)	$0.13	0.16	0.17	0.11	0.10	0.29	0.17
Average shares outstanding(a)	3,586,518	3,586,518	3,586,518	3,586,518	3,586,518	3,586,518	3,585,845
Average diluted shares outstanding(a)	3,712,586	3,680,149	3,678,552	3,684,443	3,660,931	3,696,368	3,661,733
Actual common shares outstanding(a)	3,586,518	3,586,518	3,586,518	3,586,518	3,586,518	3,586,518	3,586,518

PERFORMANCE RATIOS
Return on average assets	0.52%	0.63%	0.77%	0.59%	0.61%	0.57%	0.53%
Return on average common equity	7.99%	9.17%	10.34%	6.92%	6.41%	8.58%	5.24%
Net interest margin (fully tax-equivalent)	3.42%	3.49%	3.47%	3.54%	3.59%	3.45%	3.59%
Efficiency ratio	65.73%	63.09%	58.08%	63.48%	60.14%	64.44%	63.00%
Full-time equivalent employees	74	73	62	54	53	74	53

CAPITAL
Equity to assets	6.32%	6.58%	7.18%	7.78%	8.93%	6.32%	8.93%
Regulatory leverage ratio	9.14%	9.33%	10.69%	8.59%	9.57%	9.14%	9.57%
Tier 1 capital ratio	10.68%	11.23%	12.09%	9.43%	11.50%	10.68%	11.50%
Total risk-based capital ratio	12.23%	12.80%	13.29%	10.65%	12.84%	12.23%	12.84%
Book value per share(a)	$7.00	7.00	6.87	6.76	6.69	7.00	6.69

ASSET QUALITY
Gross loan charge-offs	$0	402	53	45	5	402	86
Net loan charge-offs (recoveries)	$(75)	401	42	1	(28)	326	52
Net loan charge-offs to average loans	-0.10%	0.56%	0.06%	0.00%	-0.05%	0.22%	0.06%
Allowance for loan losses	$3,868	3,402	3,510	3,165	2,811	3,868	2,811
Allowance for losses to total loans	1.23%	1.17%	1.26%	1.28%	1.30%	1.23%	1.30%
Nonperforming loans	$920	948	1,174	751	1,043	920	1,043
Other real estate and repossessed assets	$0	0	0	13	195	0	195
Nonperforming assets to total assets	0.23%	0.25%	0.34%	0.25%	0.46%	0.23%	0.46%

END OF PERIOD BALANCES
Loans	$315,113	290,524	278,386	246,757	216,140	315,113	216,140
Total earning assets (before allowance)	$386,167	371,661	334,053	303,134	257,755	386,167	257,755
Total assets	$397,321	381,777	343,327	311,813	268,654	397,321	268,654
Deposits	$329,248	322,634	284,134	258,084	229,775	329,248	229,775
Shareholders‘ equity	$25,097	25,110	24,635	24,245	23,985	25,097	23,985

AVERAGE BALANCES
Loans	$302,759	285,654	261,652	230,140	204,684	294,254	188,843
Total earning assets (before allowance)	$371,984	358,991	320,139	276,848	243,381	365,524	226,251
Total assets	$383,697	368,403	329,152	285,444	251,829	376,093	234,621
Deposits	$318,983	308,702	269,824	238,439	211,684	313,871	199,062
Shareholders‘ equity	$24,894	25,270	24,642	24,383	23,886	25,081	23,816

(a)	Restated for 5% stock dividend for shareholders of record 6/22/06, paid out effective 6/30/06

BANK OF WILMINGTON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(In thousands, except share and per share data)
INTEREST INCOME
Loans	$5,983	$3,324	$11,385	$5,962
Investment securities, available for sale	695	318	1,285	585
Federal funds sold and interest-earning deposits	79	34	253	84

TOTAL INTEREST INCOME	6,757	3,676	12,923	6,631

INTEREST EXPENSE
Money market, NOW and savings deposits	369	131	678	217
Time deposits	2,685	1,227	5,108	2,202
Short-term borrowings	57	31	59	39
Long-term borrowings	476	107	822	140

TOTAL INTEREST EXPENSE	3,587	1,496	6,667	2,598

NET INTEREST INCOME	3,170	2,180	6,256	4,033

PROVISION FOR LOAN LOSSES	391	392	684	757

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,779	1,788	5,572	3,276

NON-INTEREST INCOME	337	246	578	494

NON INTEREST EXPENSE
Salaries and employee benefits	1,230	718	2,283	1,481
Occupancy and equipment	374	229	701	439
Other	701	512	1,420	932

TOTAL NON-INTEREST EXPENSE	2,305	1,459	4,404	2,852

INCOME BEFORE INCOME TAXES	811	575	1,746	918

INCOME TAXES	314	192	670	294

NET INCOME	$497	$383	$1,076	$624

NET INCOME PER COMMON SHARE
Basic(a)	$0.14	$0.11	$0.30	$0.17

Diluted(a)	$0.13	$0.10	$0.29	$0.17

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic(a)	3,586,518	3,586,871	3,586,518	3,585,845
Effect of dilutive stock options(a)	126,068	74,060	109,850	75,888

Diluted(a)	3,712,586	3,660,931	3,696,368	3,661,733

(a)	All per share and outstanding share data has been restated for the 5% stock dividend effective 6/30/06

BANK OF WILMINGTON CORPORATION

CONSOLIDATED BALANCE SHEETS

	June 30, 2006 (Unaudited)	December 31, 2005(a)
	(In thousands, except share data)
ASSETS
Cash and due from banks	$2,445	$1,854
Interest earning deposits in other banks	10,055	5,419
Investment securities available for sale, at fair value	58,643	48,655
Time deposits in other banks	298	199

Loans	315,113	278,386
Allowance for loan losses	(3,868)	(3,510)

NET LOANS	311,245	274,876

Accrued interest receivable	1,860	1,645
Premises and equipment, net	2,610	1,845
Stock in Federal Home Loan Bank of Atlanta, at cost	2,058	1,394
Bank owned life insurance	5,391	5,296
Other assets	2,716	2,144

TOTAL ASSETS	$397,321	$343,327

LIABILITIES AND STOCKHOLDERS‘ EQUITY

Deposits
Demand	$38,216	$26,025
Savings	2,419	2,594
Money market and NOW	41,320	35,339
Time	247,293	220,176

TOTAL DEPOSITS	329,248	284,134

Short-term borrowings	7,500	0
Long-term borrowings	33,310	32,310
Accrued interest payable	672	457
Accrued expenses and other liabilities	1,494	1,791

TOTAL LIABILITIES	372,224	318,692

Shareholders‘ Equity
Common stock, $3.50 par value, 12,500,000 shares authorized; 3,586,518 shares issued and outstanding	12,553	12,553
Additional paid in capital	12,679	10,455
Accumulated retained earnings	1,064	2,153
Accumulated other comprehensive loss	(1,199)	(526)

TOTAL SHAREHOLDERS‘ EQUITY	25,097	24,635

TOTAL LIABILITIES AND SHAREHOLDERS‘ EQUITY	$397,321	$343,327

(a)	Derived from audited financial statements